SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
February 24, 2010 (February 22, 2010)
Date of Report
(Date of Earliest Event Reported)
Synovus Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia	31901

(Address of principal executive offices)	(Zip Code)
(706) 644-4982
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2010, Synovus Financial Corp. (“Synovus”) announced that Kessel D. Stelling, Jr. had been named President and Chief Operating Officer of Synovus, effective immediately.

On February 23, 2010, the Executive Committee of Synovus’ Board of Directors elected Mr. Stelling to serve as a director of Synovus, effective as of March 2, 2010. There is no arrangement or understanding between Mr. Stelling and any other person pursuant to which Mr. Stelling was selected as a director.

Mr. Stelling, 53, has been Regional Chief Executive Officer of Synovus’ Atlanta area market since June 2008. Prior to that time, he served as President and Chief Executive Officer of Bank of North Georgia, one of Synovus’ subsidiary banks (“BNG”), having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bank and Riverside Bancshares, Inc. in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside Bancshares, Inc. merged with and into Synovus and Riverside Bank merged with and into BNG. Mr. Stelling began his banking career in 1974.

Mr. Stelling and Synovus will not enter into an employment agreement. In connection with Mr. Stelling’s appointment as President and Chief Operating Officer, the Compensation Committee of Synovus’ Board of Directors (“Compensation Committee”) approved Mr. Stelling’s base salary of $550,000 per year. In addition, the Compensation Committee awarded Mr. Stelling $100,000 in restricted stock units (“RSUs”), which grant will be made effective February 26, 2010 (the “Effective Date”). The number of shares of Synovus common stock underlying such RSUs will be determined based upon the fair market value of Synovus’ common stock on the Effective Date. The RSUs vest after two years of service and after Synovus has achieved two consecutive quarters of profitability. In addition, as required under the Troubled Asset Relief Program (“TARP”), for each 25% of the aggregate TARP funds that are repaid, 25% of the units vest.

Mr. Stelling has no family relationships with any of the executive officers or directors of Synovus. There have been no transactions in the past two years to which Synovus or any of its subsidiaries was or is to be a party, in which Mr. Stelling had, or will have, a direct or indirect material interest.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP. (“Synovus”)
Dated: February 24, 2010	By:	/s/ Samuel F. Hatcher
Executive Vice President,
General Counsel and Secretary

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